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                                                                    EXHIBIT 99.1

                           PERMIAN BASIN ROYALTY TRUST


                                                                    NEWS RELEASE



                           PERMIAN BASIN ROYALTY TRUST
                        ANNOUNCES JULY CASH DISTRIBUTION


         DALLAS, TEXAS, JULY 18, 2003 - Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE - PBT), today declared a cash distribution to the holders of its units of beneficial interest of $0.054215 per unit, payable on August 14, 2003, to unit holders of record on July 31, 2003.

         This month's distribution decreased from the previous month primarily due to lower production. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 58,827 bbls and 249,323 mcf. The average price for oil was $26.36 per bbl and for gas was $4.48 per mcf. This would primarily reflect production for the month of May. Capital expenditures were approximately $483,428. These numbers provided reflect what was net to the Trust.

         For more information on Permian Basin Royalty Trust, please visit our website at www.pbt-permianbasintrust.com.


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         Contact:   Ron E. Hooper
                    Senior Vice President
                    Bank of America, N.A.
                    Toll Free - 877.228.5085